Exhibit 99.2

Contact:	Jim Davidson	Tony Pordon
	Executive VP — Finance	Senior Vice President
	201-325-3303	248-648-2540
	jdavidson@unitedauto.com	tpordon@unitedauto.com
UNITEDAUTO ANNOUNCES OFFERING OF $250 MILLION OF CONVERTIBLE SENIOR SUBORDINATED NOTES AND
REPURCHASE OF UP TO 500,000 SHARES
BLOOMFIELD HILLS, MI, January 23, 2006 — United Auto Group, Inc. (NYSE: UAG) today announced that it intends to offer $250 million aggregate principal amount of fixed rate convertible senior subordinated notes due 2026 (the “Convertible Notes”) in a private offering to qualified institutional buyers under Rule 144A of the Securities Act of 1933, subject to market and other conditions. The Convertible Notes will be convertible into shares of UnitedAuto common stock, all or a portion of which will be settled in cash. UnitedAuto expects to grant an over-allotment option to the initial purchasers for an additional $50 million aggregate principal amount of Convertible Notes. The Convertible Notes are expected to be redeemable by the Company on or after April 6, 2011. Holders of the Convertible Notes are expected to be able to require UnitedAuto to repurchase their Convertible Notes on April 1, 2011, or each subsequent five year anniversary until April 1, 2026, or upon the occurrence of certain events.
The Company intends to use the net proceeds from the Convertible Notes to repay existing long term debt under its U.S. revolving senior credit facility, which may be re-borrowed, and to purchase simultaneously with the offering up to 500,000 shares of its common stock.
This press release is neither an offer to sell nor a solicitation of an offer to buy the Convertible Notes, nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.
The securities offered and the common stock issuable upon conversion of the Convertible Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act.
About UnitedAuto
United Auto Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 278 retail automotive franchises, representing 40 different brands, and 27 collision repair centers. UnitedAuto, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 171 franchises in 19 states and Puerto Rico and 107 franchises located internationally, primarily in the United Kingdom. UnitedAuto is a member of the Fortune 500 and Russell 2000, and has approximately 13,800 employees.
Statements in this press release involve forward-looking statements, including forward-looking statements pertaining to completion of the proposed transaction on the terms described above. Actual results may vary materially because of risks and uncertainties, including external factors such as interest rate fluctuations, changes in consumer spending, economic conditions and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about UnitedAuto’s business, markets, conditions and other uncertainties which could affect UnitedAuto’s future performance, which is contained in UnitedAuto’s Form 10-K for the year ended December 31, 2004, its Form 8-K filed on the date hereof and its other filings with the Securities and Exchange Commission. This press release speaks only as of its date and UnitedAuto disclaims any duty to update the information herein.
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